EXHIBIT 10.4

RESOURCE INNOVATION OFFICE REIT, INC.

AMENDED & RESTATED INDEPENDENT DIRECTORS COMPENSATION PLAN

ARTICLE 1

PURPOSE

1.1. PURPOSE. The purpose of this Plan is to attract, retain and compensate highly-qualified individuals who are not employees of the Company or any of its subsidiaries or affiliates (the “Independent Directors”) for service as members of its Board by providing them with competitive compensation and an ownership interest in the Stock. The Company intends that the Plan will benefit the Company and its stockholders by allowing Independent Directors to have a personal financial stake in the Company through an ownership interest in the Stock and will closely associate the interests of Independent Directors with that of the Company’s stockholders. The Plan amends and restates in its entirety the Independent Directors Compensation Plan effective on June 10, 2015.

1.2. ELIGIBILITY. Independent Directors who are Eligible Participants, as defined below, shall automatically be participants in the Plan.

ARTICLE 2

DEFINITIONS

2.1. DEFINITIONS. Capitalized terms used herein and not otherwise defined shall have the meanings given such terms in the Incentive Plan. Unless the context clearly indicates otherwise, the following terms shall have the following meanings:

(a)	“Base Annual Retainer” means the annual retainer (excluding Meeting Fees) payable by the Company to an Independent Director pursuant to Section 5.1 hereof for service as a director of the Company (i.e., excluding any Supplemental Annual Retainer), as such amount may be changed from time to time.

(b)	“Eligible Participant” means any person who is an Independent Director on the Plan Effective Date or becomes an Independent Director while this Plan is in effect; except that during any period a director is prohibited from participating in the Plan by his or her employer or otherwise waives participation in the Plan, such director shall not be an Eligible Participant.

(c)	“Incentive Plan” means the Resource Innovation Office REIT, Inc. Amended & Restated 2015 Incentive Plan, or any subsequent equity compensation plan approved by the Board and designated as the Incentive Plan for purposes of this Plan.

(d)	“Minimum Offering Date” has the meaning set forth in Section 6.1 of the Plan.

(e)	“Meeting Fees” means fees for attending a meeting of the Board or one of its committees as set forth in Section 5.3 hereof.

(f)	“Plan” means this Resource Innovation Office REIT, Inc. Independent Directors Compensation Plan, as amended from time to time.

(g)	“Plan Effective Date” of the Plan has the meaning set forth in Section 8.3 of the Plan.

(h)	“Plan Year(s)” means the approximate twelve-month period beginning with the annual stockholders meeting and ending at the next annual stockholders meeting; provided that the first Plan Year shall begin on the Plan Effective Date and extend until the first annual stockholders meeting.

(i)	“Restricted Class A Shares” means Class A Shares granted to an Independent Director under Sections 6.1 and 6.2 hereof that are subject to certain restrictions and to risk of forfeiture in accordance with Sections 6.3 hereof.

(j)	“Supplemental Annual Retainer” means the annual retainer (excluding Meeting Fees) payable by the Company to an Independent Director pursuant to Section 5.2 hereof for service as the chair of the Audit Committee of the Board, as such amount may be changed from time to time.

ARTICLE 3

ADMINISTRATION

3.1. ADMINISTRATION. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall be authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Board’s interpretation of the Plan, and all actions taken and determinations made by the Board pursuant to the powers vested in it hereunder, shall be conclusive and binding upon all parties concerned, including the Company, its stockholders and persons granted awards under the Plan. The Board may appoint a plan administrator to carry out the ministerial functions of the Plan, but the administrator shall have no other authority or powers of the Board.

3.2. RELIANCE. In administering the Plan, the Board may rely upon any information furnished by the Company, its public accountants and other experts. No individual will have personal liability by reason of anything done or omitted to be done by the Company or the Board in connection with the Plan. This limitation of liability shall not be exclusive of any other limitation of liability to which any such person may be entitled under the Company’s Charter or otherwise.

ARTICLE 4

SHARES

4.1. SOURCE OF SHARES FOR THE PLAN. The shares of Stock that may be issued pursuant to the Plan shall be issued under the Incentive Plan, subject to all of the terms and conditions of the Incentive Plan. The terms contained in the Incentive Plan are incorporated into and made a part of this Plan with respect to shares of Stock, Restricted Class A Shares and any other equity granted pursuant hereto and any such grant shall be governed by and construed in accordance with the Incentive Plan. In the event of any actual or alleged conflict between the provisions of the Incentive Plan and the provisions of this Plan, the provisions of the Incentive Plan shall be controlling and determinative. This Plan does not constitute a separate source of shares for the grant of Restricted Class A Shares or shares of Stock described herein.

ARTICLE 5

RETAINERS, MEETING FEES AND EXPENSES

5.1. BASE ANNUAL RETAINER. Each Eligible Participant shall be paid a Base Annual Retainer for service as a director during each Plan Year. The amount of the Base Annual Retainer shall be established from time to time by the Board. Until changed by the Board, the Base Annual Retainer for a full Plan Year shall be $25,000. The Base Annual Retainer shall be payable in approximately equal quarterly installments in advance, beginning on the date of the annual stockholders meeting; provided, however, that for the first Plan Year, the first installment shall begin on the Plan Effective Date and be prorated based on the number of full months in such quarter after the Plan Effective Date and, provided, further, that for purposes of this Section 5.1, the month in which the Plan Effective Date occurs shall be considered a “full month.” Each person who first becomes an Eligible Participant on a date other than the Plan Effective Date or an annual meeting date shall be paid a retainer equal to the quarterly installment of the Base Annual Retainer for the first quarter of eligibility, based on the number of full months he or she serves as an Independent Director during such quarter. Payment of such prorated Base Annual Retainer shall begin on the date that the person first becomes an Eligible Participant, and shall resume on a quarterly basis thereafter. In no event shall any installment of the Base Annual Retainer be paid later than March 15 of the year following the year to which such installment relates.

5.2. AUDIT COMMITTEE CHAIRPERSON SUPPLEMENTAL ANNUAL RETAINER. The chairperson of the Audit Committee of the Board shall be paid a Supplemental Annual Retainer for his or her service as such chairperson during a Plan Year, payable at the same times as installments of the Base Annual Retainer are paid. The amount of the Supplemental Annual Retainer for the chairperson of the Audit Committee shall be established from time to time by the Board. Until changed by the Board, the Supplemental Annual Retainer for a full Plan Year for the chairperson of the Audit Committee shall be $5,000. A pro rata Supplemental Annual Retainer will be paid to any Eligible Participant who becomes the chairperson of the Audit Committee of the Board on a date other than the beginning of a Plan Year, based on the number of full months he or she serves as a chairperson of the Audit Committee of the Board during the Plan Year. Payment of such prorated Supplemental Annual Retainer shall begin on the date that the person first becomes chairperson of the Audit Committee, and shall resume on a quarterly basis thereafter. In no event shall any installment of the Supplemental Annual Retainer be paid later than March 15 following the year to which such installment relates.

5.3. MEETING FEES. Each Independent Director shall be paid Meeting Fees for attending meetings of the Board or its committees. The amount of the Meeting Fees shall be established from time to time by the Board. Until changed by the Board, the Meeting Fee for attending a meeting of the Board in person shall be $1,000 and the Meeting Fee for attending a meeting of a committee of the Board in person as a committee member shall be $1,000 for non-Chairman members and $2,000 for the Chairman of the committee. Until changed by the Board, the Meeting Fee for participation in a telephonic meeting of the Board, provided that minutes are kept at such telephonic meeting, shall be $500 and the Meeting Fee for participation in a telephonic meeting of a committee of the Board shall be $500 for non-Chairman members and $1,000 for the Chairman of the committee. Meeting Fees shall be payable by the end of the quarter during which the applicable meeting occurred.

5.4. TRAVEL EXPENSE REIMBURSEMENT. All Eligible Participants shall be reimbursed for reasonable travel expenses in connection with attendance at meetings of the Board and its committees, or other Company functions at which the Chief Executive Officer or Chair of the Board requests the Independent Director to participate. Notwithstanding the foregoing, the Company’s reimbursement obligations pursuant to this Section 5.4 shall be limited to expenses incurred during such director’s service as an Independent Director. Such payments will be made by the end of the quarter of delivery of the Independent Director’s written requests for payment, accompanied by such evidence of expenses incurred as the Company may reasonably require, but in no event later than the last day of the Independent Director’s tax year following the tax year in which the expense was incurred. The amount reimbursable in any one tax year shall not affect the amount reimbursable in any other tax year. Independent Directors’ right to reimbursement pursuant to this Section 5.4 shall not be subject to liquidation or exchange for another benefit.

ARTICLE 6

EQUITY COMPENSATION

6.1. INITIAL RESTRICTED CLASS A SHARE GRANT. Provided that the Company has raised at least $2,000,000 in gross offering proceeds in its initial public offering, on the first date that an Independent Director is initially elected or appointed to the Board, he or she shall receive an award of 1,500 Restricted Class A Shares, subject to share availability under the Incentive Plan and the terms of this Section 6.1. Notwithstanding the foregoing, each Independent Director elected or appointed to the Board prior to the date that the Company has raised $2,000,000 in gross offering proceeds in its initial public offering (the “Minimum Offering Date”) or the Plan Effective Date, and who remains an Independent Director as of the Minimum Offering Date, shall receive such initial grant of Restricted Class A Shares on the Minimum Offering Date. Such Restricted Class A Shares shall be subject to the terms and restrictions described below in Section 6.3 and shall be in addition to any otherwise applicable annual grant of Restricted Class A Shares granted to such Independent Director under Section 6.2.

6.2. SUBSEQUENT RESTRICTED CLASS A SHARE GRANT. Subject to share availability under the Incentive Plan and the additional restrictions provided in this Section 6.2, on the first business day immediately following an Independent Director’s subsequent re-election to the Board, such Independent Director shall receive 1,500 Restricted Class A Shares. Such Restricted Class A Shares shall be subject to the terms and restrictions described below in Section 6.3.

6.3. TERMS AND CONDITIONS OF RESTRICTED CLASS A SHARES. Restricted Class A Shares Stock shall be evidenced by a written Award Certificate, and shall be subject to such restrictions and risk of forfeiture as determined by the Board, and shall be granted under and pursuant to the terms of the Incentive Plan. Unless and until provided otherwise by the Board, the Restricted Class A Shares granted pursuant to Section 6.1 and Section 6.2 herein shall vest and become non-forfeitable in three approximately equal annual installments beginning on the first anniversary of the Grant Date, provided that the Independent Director is providing services to the Company as a director on each such date. Notwithstanding the foregoing vesting schedule, the Restricted Class A Shares shall become fully vested on the earlier occurrence of: (i) the termination of the Independent Director’s service as a director of the Company due to his or her death or Disability; or (ii) a Change in Control of the Company. If the Independent Director’s service as a director of the Company terminates other than as described in clause (i) of the foregoing sentence, then the Independent Director shall forfeit all of his or her right, title and interest in and to any unvested Restricted Class A Shares as of the date of such termination from the Board and such Restricted Class A Shares shall be reconveyed to the Company without further consideration or any act or action by the Independent Director.

ARTICLE 7

AMENDMENT, MODIFICATION AND TERMINATION

7.1. AMENDMENT, MODIFICATION AND TERMINATION. The Board may, at any time and from time to time, amend, modify or terminate the Plan without stockholder approval; provided, however, that if an amendment to the Plan would, in the reasonable opinion of the Board, require stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of an Exchange, then such amendment shall be subject to stockholder approval; and provided, further, that the Board may condition any other amendment or modification on the approval of stockholders of the Company for any reason.

ARTICLE 8

GENERAL PROVISIONS

8.1. DURATION OF THE PLAN. The Plan shall remain in effect until terminated by the Board.

8.2. EXPENSES OF THE PLAN. The expenses of administering the Plan shall be borne by the Company.

8.3. PLAN EFFECTIVE DATE. The Plan became effective on October 1, 2015 (the “Plan Effective Date”).

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The foregoing is hereby acknowledged as being the Resource Innovation Office REIT, Inc. Amended & Restated Independent Directors Compensation Plan as adopted by the Board.

RESOURCE INNOVATION OFFICE REIT, INC.

By:	/s/ Alan F. Feldman
Name: Alan F. Feldman
Title: Chief Executive Officer

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